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June 2007	Pricing Sheet dated July 24, 2007 relating to
Preliminary Prospectus Supplement dated June 13, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
Structured Investments
Opportunities in Equities
Outperformance Call Warrants Expiring June 22, 2009
Based on the Performance of the S&P 500® Index Over the Russell 2000® Index
PRICING TERMS – JULY 24, 2007
Issuer:		Morgan Stanley
Aggregate purchase price:		$532,000
Purchase price:		$8.75 per warrant
Expiration date:		June 22, 2009, subject to postponement
Pricing date:		July 24, 2007
Closing date:		July 31, 2007 (5 business days after the pricing date)
Settlement date:		June 29, 2009
Warrant type:		Call warrants
SPX Index:		S&P 500® Index
RTY Index:		Russell 2000® Index
Exercise of warrants:		The warrants will be automatically exercised on the expiration date. The warrants may not be exercised by either you or us prior to the expiration date.
Settlement:		We will deliver any cash settlement amount due to you on the settlement date.
Cash settlement amount:		The greater of (a) $0 and (b) the outperformance amount.
Outperformance amount:		The product of (a) the notional amount and (b) the outperformance return. If the SPX Index fails to outperform the RTY Index, the outperformance amount will be zero.
Outperformance return:		The SPX Index return less the RTY Index return
Notional amount:		$100
SPX Index return:		SPX Index final value – SPX Index initial value
SPX Index initial value
RTY Index return:		RTY Index final value – RTY Index initial value
RTY Index initial value
SPX Index initial value:		1,511.04, the closing value of the SPX Index as reported on Bloomberg under ticker symbol “SPX” on the pricing date.
SPX Index final value:		The closing value of the SPX Index as reported on Bloomberg under ticker symbol “SPX” on the expiration date, subject to postponement for market disruption events
RTY Index initial value:		811.86, the closing value of the RTY Index as reported on Bloomberg under ticker symbol “RTY” on the pricing date.
RTY Index final value:		The closing value of the RTY Index as reported on Bloomberg under ticker symbol “RTY” on the expiration date, subject to postponement for market disruption events
CUSIP:		617475553
Listing:		The warrants will not be listed on any securities exchange.
Account requirement:		You must have an options-approved brokerage account in order to purchase the warrants.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and purchase price:		Price to Public	Agent’s Commissions(1)	Proceeds to Company
	Per warrant:	$8.75	$0.6125	$8.1375
	Total:	$532,000	$37,240	$494,760
(1)         For additional information, see “Plan of Distribution” in the accompanying preliminary prospectus supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Warrants are not issued, endorsed, sold or promoted by the Corporations. The Corporations make no warranties and bear no liability with respect to the warrants. The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley.  The Warrants are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Warrants.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PROSPECTUS SUPPLEMENT AND THE RELATED PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Prospectus Supplement dated June 13, 2007	Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.